Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports Second Quarter 2024 Results and Stock Price
LAKELAND, Fla., Aug. 1, 2024 Publix’s sales for the three months ended June 29, 2024 were $14.5 billion, a 3.1% increase from $14.1 billion in 2023. The company estimates sales were negatively impacted by 1.1% due to the effect of the Easter holiday being in the first quarter in 2024. In 2023, the effect of the Easter holiday was in the second quarter. Comparable store sales for the three months ended June 29, 2024 increased 1.1%.
Net earnings for the three months ended June 29, 2024 were $972 million, compared to $1.1 billion in 2023, a decrease of 11.4%. Earnings per share for the three months ended June 29, 2024 decreased to $0.29 per share, down from $0.33 per share in 2023. Excluding the impact of net unrealized gains on equity securities in 2024 and 2023, net earnings for the three months ended June 29, 2024 would have been $940 million, compared to $1 billion in 2023, a decrease of 9.8%. Earnings per share for the three months ended June 29, 2024 would have been $0.29 per share, compared to $0.31 per share in 2023.
Publix’s sales for the six months ended June 29, 2024 were $29.6 billion, a 4.1% increase from $28.4 billion in 2023. Comparable store sales for the six months ended June 29, 2024 increased 2%.
Net earnings for the six months ended June 29, 2024 and July 1, 2023 were $2.3 billion. Earnings per share for the six months ended June 29, 2024 increased to $0.71 per share, up from $0.70 per share in 2023. Excluding the impact of net unrealized gains on equity securities in 2024 and 2023, net earnings for the six months ended June 29, 2024 would have been $2 billion, compared to $2.1 billion in 2023, a decrease of 3.9%. Earnings per share for the six months ended June 29, 2024 would have been $0.61 per share, compared to $0.63 per share in 2023.
These amounts are based on unaudited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.

Effective Aug. 1, 2024, Publix’s stock price increased from $16.25 per share to $16.46 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
“Our associates make a difference for our customers and communities every day,” said Publix CEO Kevin Murphy. “I’m thankful for their efforts and commitment.”
Non-GAAP Financial Measures
In addition to reporting financial results for the three and six months ended June 29, 2024 and July 1, 2023 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations.
Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended June 29, 2024 and July 1, 2023:

	Three Months Ended
	June 29, 2024	July 1, 2023
	(Amounts are in millions, except per share amounts)
Net earnings	$972	1,097
Fair value adjustment, due to net unrealized gain, on equity securities held at end of period	(43)	(123)
Net gain on sale of equity securities previously recognized through fair value adjustment	—	48
Income tax expense (1)	11	20
Net earnings excluding impact of fair value adjustment	$940	1,042
Weighted average shares outstanding	3,296	3,332
Earnings per share excluding impact of fair value adjustment	$0.29	0.31

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the six months ended June 29, 2024 and July 1, 2023:

	Six Months Ended
	June 29, 2024	July 1, 2023
	(Amounts are in millions, except per share amounts)
Net earnings	$2,338	2,338
Fair value adjustment, due to net unrealized gain, on equity securities held at end of period	(430)	(369)
Net gain on sale of equity securities previously recognized through fair value adjustment	—	48
Income tax expense (1)	109	82
Net earnings excluding impact of fair value adjustment	$2,017	2,099
Weighted average shares outstanding	3,296	3,330
Earnings per share excluding impact of fair value adjustment	$0.61	0.63
(1) Income tax expense is based on the company’s combined federal and state statutory income tax rates.
Publix, the largest employee-owned company in the U.S. with more than 255,000 associates, currently operates 1,376 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina, Virginia and Kentucky. For 27 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###